ARRY-502 Meets Primary And Key Secondary Endpoints In Asthma Study

6.8% Improvement in FEV1 Versus Placebo in Pre-Specified Th2 Biomarker Subset Representing Half of Treated Patients

Array will discuss these results in a conference call on Tuesday, July 23 at 9 am ET

BOULDER, Colo., July 23, 2013 /PRNewswire/ -- Array BioPharma Inc. (NASDAQ: ARRY) today announced positive results from a placebo-controlled, randomized, double-blind Phase 2 trial in mild to moderate persistent allergic asthma for ARRY-502, an oral CRTh2 antagonist. ARRY-502 achieved the primary endpoint, significant improvement in pre-bronchodilator Forced Expiratory Volume in one second (FEV1), a measure of lung function. ARRY-502 was well tolerated with fewer adverse events compared to placebo. These positive results support continued development of ARRY-502 in allergic asthma. Array is seeking a partner to further develop ARRY-502 in this large market.

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The proof-of-concept study enrolled 184 patients in the United States with mild-to-moderate persistent allergic asthma, a population which represents more than 12 million patients in the U.S. ARRY-502, dosed at 200 mg twice daily (N = 93) for 4 weeks, improved FEV1 by 3.9% versus placebo (N = 91), achieving statistical significance (P = 0.02). A predefined endpoint using the median baseline value of a Th2 associated biomarker was also evaluated. Patients in this population achieved enhanced improvement in FEV1 (6.8 % versus placebo, P = 0.008).

Secondary efficacy endpoints also achieved statistical significance including:

  Reduced short-acting beta agonist (SABA) use
  Asthma control as measured by the Asthma Control Questionnaire (ACQ)
  Forced Vital Capacity (FVC) improvement
  Symptom free days during treatment
  Improvement in Rhinasthma and Asthma Quality of Life questionnaires (AQLQ)

The overall frequency of adverse events was lower in the ARRY-502 group including fewer asthma exacerbations versus the placebo group. There were no treatment-emergent serious adverse events in patients receiving ARRY-502; all treatment-related adverse events were either mild or moderate in severity. A total of 15 (11 in the placebo group, 4 in the ARRY-502 group) out of 184 patients discontinued the study early, primarily due to exacerbations of asthma (5 in the placebo group, 1 in the ARRY-502 group).

"There remains a significant need for more convenient, safe and effective therapies for patients with persistent allergic asthma," said Sally Wenzel M.D., Professor of Medicine and Director of the Asthma Institute at the University of Pittsburgh and lead investigator of this trial. "ARRY-502 is the first oral non-steroidal drug since Singulair® (montelukast) to demonstrate clinically meaningful activity in allergic asthma and represents a potential new oral therapy that may meet these needs."

Ron Squarer, Chief Executive Officer of Array, noted, "With many asthma patients poorly controlled on currently available therapies, a drug targeting a novel, non-overlapping mechanism may present an important new option for millions of patients. We are seeking an appropriate partner to develop ARRY-502 to its full potential."

Conference Call Information

Array will hold a conference call on Tuesday, July 23, 2013, at 9:00 a.m. eastern time to discuss these results. Ron Squarer, Chief Executive Officer, will lead the call.

Conference Call Information
Date:	Tuesday, July 23, 2013
Time:	9:00 a.m. eastern time
Toll-Free:	(888) 771-4371
Toll:	(847) 585-4405
Pass Code:	35320183
Webcast, including Replay and Conference Call Slides: http://investor.arraybiopharma.com/phoenix.zhtml?c=123810&p=irol-irhome

About ARRY-502 and CRTh2

ARRY-502 is an oral, potent and highly selective CRTh2 antagonist designed to treat patients with allergic asthma. The CRTh2 receptor is expressed on Th2 T cells, basophils and eosinophils, and its ligand, prostaglandin D2 (PGD2), is released by mast cells. The results of this study demonstrate that the PGD2/CRTh2 axis plays a key role in the migration and activation of inflammatory cells leading to many symptoms of asthma including coughing, difficulty breathing and exacerbations. Because current asthma therapies do not fully target the Th2 pathway, antagonism of CRTh2 represents an exciting new approach to enhance disease control.

Based on its mechanism of action, ARRY-502 may provide the most patient benefit in a Th2 gene signature-enriched population. Several baseline Th2-related biomarkers were evaluated in the Phase 2 study. The Th2 gene signature, which is present in about half of the asthma population, spans mild, moderate and severe disease and suggests broad applicability for ARRY-502 in these patients as well as in other Th2-driven diseases like allergic rhinitis and atopic dermatitis.

About Asthma

It is estimated that approximately 25 million people in the United States have asthma causing significant morbidity and mortality. The worldwide estimates are between 235-300 million people with 180,000 deaths annually. Despite the range of available asthma treatments, there remains a significant need for a convenient, safe and effective therapy for patients. Specifically, oral medications may provide improved adherence relative to inhaled and injectable therapies.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Array is evolving into a late-stage development company and currently expects significant progress toward generating data to support our upcoming Phase 3 / pivotal trial decisions. Novartis began a Phase 3 trial evaluating Array-invented MEK162 in patients with NRAS-mutant melanoma in July 2013 and expects to begin a Phase 3 trial in patients with BRAF-mutant melanoma in 2013. In addition, Array began a Phase 3 trial evaluating MEK162 in patients with low-grade serous ovarian cancer under the license agreement with Novartis in June 2013. AstraZeneca began a pivotal trial with Array-invented selumetinib in patients with thyroid cancer in May 2013 and expects to begin a Phase 3 trial in patients with non-small cell lung cancer in 2013. Three other Array-invented drugs are also approaching Phase 3 or pivotal trial decisions which are expected by the end of 2013. These include Array's wholly-owned drugs, ARRY-520 and ARRY-614, and one partnered program, danoprevir (with InterMune/Roche). For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the potential for the results of ongoing clinical trials to support further development, regulatory approval or the marketing success of ARRY-502, and future plans to progress, develop and partner ARRY-502. These statements involve significant risks and uncertainties, including those discussed in the most recent annual report filed on form 10-K, quarterly reports filed on Form 10-Q, and other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect current expectations concerning future events, actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the ability of Array to continue to fund and successfully progress research and development efforts with respect to ARRY-502; the ability of Array to out-license further development of ARRY-502 on terms that are favorable to Array; the willingness of pharmaceutical and biotechnology companies to in-license drugs for their product pipelines; risks associated with dependence on collaborators for the clinical development and commercialization of out-licensed drug candidates; the ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; and risks associated with dependence on third-party service providers to successfully conduct clinical trials within and outside the United States. Array is providing this information as of July 23, 2013 and undertakes no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT: Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com